NEWS RELEASE

May 8, 2003	Contact:	Scott R. Royster, EVP and CFO
FOR IMMEDIATE RELEASE		(301) 429-2642
Washington, DC

RADIO ONE, INC. REPORTS RECORD FIRST

QUARTER RESULTS

Company posts strong results in a challenging quarter

Washington, DC:—Radio One, Inc. (NASDAQ: ROIAK and ROIA) today reported record results for its first quarter ended March 31, 2003. Net broadcast revenue was approximately $63.4 million, an increase of 9% from the same period in 2002. Operating income was approximately $20.9 million, up 13% from the same period in 2002. Station operating income (formerly known as broadcast cash flow) was approximately $29.1 million, an increase of 13% from the same period in 2002. EBITDA was approximately $25.9 million, an increase of 12% from the same period in 2002. Net income was approximately $6.9 million, or $0.07 per share, up from a net loss of approximately $28.6 million, or $0.30 per share, for the same period in 2002.

During the first quarter, radio revenues in the markets in which Radio One operates increased approximately 5%. Radio One outperformed this industry growth by approximately 400 basis points. Radio One markets that performed particularly well in the first quarter included Atlanta, Boston, Dallas, Detroit, Indianapolis, Raleigh, St. Louis and Minneapolis. Strong advertising categories included automotive, financial, healthcare and telecom. Radio One’s first quarter national revenue grew approximately three times faster than local revenue; however, in March, national grew only slightly faster than local and both were at levels considerably lower than January’s and February’s growth rates.

Alfred C. Liggins, III, Radio One’s CEO and President stated, “This quarter was one of the more difficult in recent memory as the snow storms of February effectively shut down a number of our markets for several days. Soon thereafter, the fear of a potential war, followed by the reality of an actual war, put a serious damper on advertising activity that continued through the end of the first quarter. Through it all, Radio One managed to post impressive performance on the top line, as well as expense management and core profitability. During the quarter, we made our first scheduled principal payment on our bank term loan out of free cash flow, and managed to end the quarter with almost as much cash as when we started the quarter, further reinforcing the impressive free cash flow model of a high margin radio company. We are hopeful that as we move further away from the weak ad environment induced by the war that the radio industry returns to the strong health it had late last year and for the first six weeks of 2003.”

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PAGE 2 — RADIO ONE, INC. REPORTS RECORD FIRST QUARTER RESULTS

RESULTS OF OPERATIONS

Comparison of the period ended March 31, 2003 to the period ended March 31, 2002

(2003 and 2002 periods are unaudited, – all numbers in 000s except per share data).

	Three months ended March 31, 2003	Three months ended March 31, 2002
STATEMENT OF OPERATIONS DATA:
REVENUE:
Broadcast revenue	$71,994	$65,937
Less: Agency commissions	8,564	7,626

Net broadcast revenue	63,430	58,311

OPERATING EXPENSES:
Programming and technical	12,616	11,502
Selling, G&A	21,746	20,996
Corporate expenses	3,165	2,615
Non-cash compensation	468	300
Depreciation & amortization	4,514	4,422

Total operating expenses	42,509	39,835

Operating income	20,921	18,476

INTEREST EXPENSE, net	10,450	16,917
LOSS ON SALE OF ASSETS, net	—	10
OTHER INCOME, net	667	528

Income before provision for income taxes and cumulative effect of accounting change	11,138	2,077

PROVISION FOR INCOME TAXES	4,228	816

Income before cumulative effect of accounting change	6,910	1,261

CUMULATIVE EFFECT OF ACCOUNTING CHANGE, net of tax	—	29,847

Net income (loss)	$6,910	$(28,586)

Net income (loss) applicable to common stockholders (a)	$1,875	$(33,621)

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PAGE 3 — RADIO ONE, INC. REPORTS RECORD FIRST QUARTER RESULTS

	Three months ended March 31, 2003	Three months ended March 31, 2002
PER SHARE DATA (e):
Net income (loss) per share	0.07	(0.30)
Preferred dividends per share	0.05	0.05
Net income (loss) per share applicable to common stockholders	0.02	(0.35)

SELECTED OTHER DATA:
Station operating income (b)	$29,068	$25,813
EBITDA (c)	25,903	23,198
Station operating income and EBITDA computation:
Operating income	20,921	18,476
Plus: Depreciation and amortization	4,514	4,422
Plus: Corporate expenses	3,165	2,615
Plus: Non-cash compensation	468	300
Station operating income	29,068	25,813
Less: Corporate expenses	3,165	2,615
EBITDA	25,903	23,198

Capital expenditures	3,194	1,984

Weighted average shares outstanding – basic (d)	104,576	94,229
Weighted average shares outstanding – diluted (e)	104,863	94,922

	March 31, 2003 (unaudited)	December 31, 2002 (audited)
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$83,466	$86,115
Current assets	144,484	159,312
Total assets	1,969,880	1,984,360
Senior debt	336,875	350,000
Subordinated debt	300,000	300,000
Preferred stock (liquidation value)	310,000	310,000
Total stockholders’ equity	1,245,004	1,244,023

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PAGE 4 — RADIO ONE, INC. REPORTS RECORD FIRST QUARTER RESULTS

	Current Amount Outstanding	Applicable Interest Rates (2)	Total 2003 Principal Payments (3)	Total 2004 Principal Payments (3)
SELECTED LEVERAGE AND SWAP DATA:
Senior bank term debt (swap matures October 5, 2006)	$100,000	4.39%
Senior bank term debt (swap matures December 5, 2005)	50,000	4.01%
Senior bank term debt (swap matures December 5, 2004)	50,000	3.55%
Senior bank term debt (swap matures June 3, 2004)	25,000	4.51%
Senior bank term debt (at variable rates) (1)	111,875	approximately 2.30%	$52,500	$52,500
8-7/8% senior subordinated notes (fixed rate)	300,000	8.88%

(1)	Subject to rolling 90-day LIBOR plus a spread currently at 1.00% and incorporated into the rate set forth above. This tranche is not covered by the swap agreements described in footnote 2.

(2)	Under its swap agreement, Radio One pays a fixed rate plus a spread based on the Company’s leverage, as defined in its credit agreement. That spread is currently 1.00% and is incorporated into the applicable interest rates set forth above.

(3)	Principal payments are due in equal quarterly installments and commenced on March 31, 2003.

Net broadcast revenue increased to approximately $63.4 million for the quarter ended March 31, 2003 from approximately $58.3 million for the quarter ended March 31, 2002 or 9%. This increase was the result of net broadcast revenue growth in most of Radio One’s markets, as Radio One benefited from historical ratings increases and overall radio industry growth.

Operating expenses excluding depreciation, amortization and non-cash compensation increased to approximately $37.5 million for the quarter ended March 31, 2003 from approximately $35.1 million for the quarter ended March 31, 2002 or 7%. This increase in expenses was related to (1) increased variable expenses associated with increased revenue, (2) higher programming expenses in certain markets with new radio station formats and/or programming, such as with two relatively young stations in Atlanta and the syndication of the Steve Harvey Morning Show to one of Radio One’s Dallas stations (3) higher promotional expenses for the syndication of the Russ Parr Morning Show and (4) higher corporate expenses due to Radio One’s rapid expansion and the costs associated with complying with the Sarbanes-Oxley Act.

Interest expense decreased to approximately $10.5 million for the quarter ended March 31, 2003 from approximately $16.9 million for the quarter ended March 31, 2002 or 38%. This decrease related primarily to Radio One having reduced outstanding bank debt as a result of proceeds received from Radio One’s April 2002 equity offering, as well as lower interest rates on that bank debt as a result of declining leverage and lower market interest rates over the past 12 months.

Income before provision for income taxes and cumulative effect of an accounting change increased to approximately $11.1 million for the quarter ended March 31, 2003 compared to income before provision for income taxes and cumulative effect of an accounting change of approximately $2.1 million for the quarter ended March 31, 2002 or 429%. This increase was due primarily to higher operating income due to higher revenue and lower interest expense as described above.

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PAGE 5 — RADIO ONE, INC. REPORTS RECORD FIRST QUARTER RESULTS

Net income increased to approximately $6.9 million for the quarter ended March 31, 2003 compared to a net loss of approximately $28.6 million for the quarter ended March 31, 2002. This increase was due to higher income before provision for income taxes and cumulative effect of an accounting change, as well as the effect of the accounting change in the first quarter of 2002, which reduced net income by approximately $29.8 million.

Station operating income increased to approximately $29.1 million for the quarter ended March 31, 2003 from approximately $25.8 million for the quarter ended March 31, 2002 or 13%. This increase was attributable primarily to the increase in net broadcast revenue partially offset by higher operating expenses associated with Radio One’s overall growth as described above.

EBITDA increased to approximately $25.9 million for the quarter ended March 31, 2003 from approximately $23.2 million for the quarter ended March 31, 2002 or 12%. This increase was attributable primarily to the increase in net broadcast revenue partially offset by higher operating expenses and higher corporate expenses associated with Radio One’s overall growth as described above.

Capital expenditures totaled approximately $3.2 million in the first quarter of 2003.

In the first quarter of 2003, deferred portion of the income tax provision was approximately $4.2 million. In the first quarter of 2003, amortization of debt financing costs, unamortized debt discount and deferred interest was approximately $0.4 million and is included in interest expense on Radio One’s income statement.

As of March 31, 2003, Radio One had total debt (net of cash balances) of approximately $553.4 million. EBITDA for the last four fiscal quarters was approximately $141.7 million, leading to a net debt to EBITDA ratio of approximately 3.9x.

Radio One Information and Guidance:

Given the uncertain economic environment, for the second quarter of 2003, Radio One expects to report a change in net broadcast revenue that will be in the range of up a low-single digit percentage to down a low-single digit percentage compared to the net broadcast revenue generated in the second quarter of 2002. Radio One continues to expect capital expenditures for all of 2003 to be approximately $10.5-11.5 million and corporate expenses to be approximately $14.0-15.0 million.

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PAGE 6 — RADIO ONE, INC. REPORTS RECORD FIRST QUARTER RESULTS

Radio One will hold a conference call to discuss its results for the first quarter of 2003. This conference call is scheduled for Thursday, May 8, 2003 at 10:00 a.m. Eastern Daylight Time. Interested parties should call 773-756-4618 at least five minutes prior to the scheduled time of the call and provide the password “Radio One.” The conference call will be recorded and made available for replay from 12:00 p.m. EST the day of the call, until 11:59 p.m. EST the following day. Interested parties may listen to the recording by calling 402-998-1668. Access to live audio and replay of the conference call will also be available on Radio One’s corporate website at www.radio-one.com. The replay will be made available on the website for the seven day period following the call.

Radio One, Inc. (www.radio-one.com) is the nation’s seventh largest radio broadcasting company (based on 2002 net revenue) and the largest company that primarily targets African-American and urban listeners. Radio One owns and/or operates 66 radio stations located in 22 urban markets in the United States and reaches approximately 12.5 million listeners every week. Radio One also programs five channels on the XM Satellite Radio Inc. system.

Notes:

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because these statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially, including the absence of a combined operating history with an acquired company or radio station and the potential inability to integrate acquired businesses, need for additional financing, high degree of leverage, seasonal nature of the business, granting of rights to acquire certain portions of the acquired company’s or radio station’s operations, market ratings, variable economic conditions and consumer tastes, as well as restrictions imposed by existing debt and future payment obligations. Important factors that could cause actual results to differ materially are described in Radio One’s reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission.

(a)	Net income (loss) applicable to common stockholders is defined as net income minus preferred stock dividends.
(b)	“Station operating income” consists of operating income before depreciation, amortization, corporate expenses and non-cash compensation.
(c)	“EBITDA” consists of operating income before depreciation, amortization and non-cash compensation.
(d)	As of March 31, 2003 Radio One had approximately 104,576,000 shares of common stock outstanding on a weighted average basis.
(e)	As of March 31, 2003 Radio One had approximately 104,863,000 shares of common stock outstanding on a weighted average basis, diluted for outstanding stock options. Per share data were calculated using the basic and diluted weighted average shares outstanding. In 2003, however, the per share amounts were the same because there was no material difference between the two weighted average share amounts. In 2002, the effect of using the diluted share data was anti-dilutive thus, only basic share data were presented.

The performance of an individual radio station or group of radio stations in a particular market is customarily measured by its ability to generate net broadcast revenue, station operating income and EBITDA, although station operating income and EBITDA are not measures utilized under GAAP. Station operating income and EBITDA should not be considered in isolation from, nor as substitutes for, operating income, net income, cash flow, or other consolidated income or cash flow statement data computed in accordance with GAAP, nor as a measure of our profitability or liquidity. Despite their limitations, station operating income and EBITDA are widely used in the broadcasting industry to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, particularly in the case of acquisitions. Radio One believes that, by eliminating such effects, station operating income provides a meaningful measure of comparative radio station performance, and EBITDA provides a meaningful measure of overall company performance after taking into account corporate operating expenses related to the employment of the senior management team and other overhead costs.

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